Exhibit 35.3


[GMAC MORTGAGE LOGO]

                SERVICER COMPLIANCE STATEMENT (Item 1123)
                          GMAC Mortgage, LLC
               GSR Trust 2007-HEL1 (the "Issuing Entity")

The undersigned, a duly authorized officer of GMAC Mortgage, LLC
(formerly GMAC Mortgage Corporation), as servicer (the "Servicer"), does hereby certify that:

1. A review of the Servicer's activities during the period covered by the Issuing Entity's report on Form 10-K and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 17th day of March 2008.

By:       /s/ Anthony N. Renzi
          Name:  Anthony N. Renzi
          Title: Executive Vice President